Exhibit 99.1
Accenture Reports Strong Fourth-Quarter and Full-Year Fiscal 2008 Results
— Quarterly revenues increase 17% in U.S. dollars and 10% in local currency, to $6.00 billion;
Quarterly EPS up 35%, to $0.67 —
— Annual revenues increase 19% in U.S. dollars and 11% in local currency, to $23.39 billion;
Full-year EPS up 35%, to $2.65 —
— Quarterly and annual bookings reach all-time highs of $7.67 billion and $26.79 billion —
— Company declares annual cash dividend of $0.50 per share —
NEW YORK; Sept. 25, 2008 — Accenture (NYSE: ACN) reported strong financial results for the fourth quarter and record results for the full 2008 fiscal year, ended Aug. 31, 2008, including its highest-ever annual revenues, earnings per share, bookings, operating income and cash flow.
For the fourth quarter, revenues before reimbursements (“net revenues”) were $6.00 billion, compared with $5.11 billion for the fourth quarter of fiscal 2007, an increase of 17 percent in U.S. dollars and 10 percent in local currency. Diluted earnings per share for the quarter were $0.67, compared with $0.50 in the same period last year, an increase of 35 percent. New bookings for the quarter rose to $7.67 billion, a quarterly record. Operating income for the quarter grew 22 percent, to $785 million, and operating margin expanded 50 basis points compared with the fourth quarter last year.
For the full fiscal year, net revenues were a record $23.39 billion, compared with $19.70 billion for fiscal 2007, an increase of 19 percent in U.S. dollars and 11 percent in local currency. Diluted earnings per share for the full year were $2.65, compared with $1.97 in fiscal 2007, an increase of 35 percent. New bookings for the full year reached an all-time high of $26.79 billion. Operating income for the full year grew 21 percent, to $3.01 billion, and operating margin expanded 20 basis points compared with fiscal 2007.
The company also announced that its Board of Directors has declared an annual cash dividend of $0.50 per share, an increase of $0.08 per share, or 19 percent, over its previous annual dividend.
William D. Green, Accenture’s chairman & CEO, said, “We’re very pleased with our strong fourth-quarter and full-year performance, which demonstrates our ability to deliver outstanding results, even in challenging economic conditions. We had record bookings and maintained our focus on operating discipline. We generated significant cash flow, we have no debt, and our balance sheet is rock-solid. We continue to return cash to shareholders through our fourth annual cash dividend and the repurchase of $2.3 billion of our shares during the year.
“We have continued confidence in our business, given the momentum we have from our fourth-quarter and full-year performance. With the uncertainty in the economic environment, we are even more focused on closely managing our business — through careful planning, operational discipline and superior execution — to ensure that we continue to perform and deliver value to our clients and shareholders.”

Financial Review — Fourth Quarter Fiscal 2008
Net revenues for the fourth quarter of fiscal 2008 were $6.00 billion, compared with $5.11 billion in the fourth quarter of fiscal 2007, an increase of 17 percent in U.S. dollars and 10 percent in local currency.
•	Consulting net revenues were $3.61 billion, an increase of 19 percent in U.S. dollars and 11 percent in local currency over the fourth quarter of fiscal 2007.

•	Outsourcing net revenues were $2.39 billion, an increase of 15 percent in U.S. dollars and 9 percent in local currency over the fourth quarter of fiscal 2007.
Diluted EPS for the fourth quarter were $0.67, compared with $0.50 in the fourth quarter of fiscal 2007, an increase of $0.17, or 35 percent, over the fourth quarter of fiscal 2007.
•	The EPS increase reflects $0.13 from the company’s strong performance, broken down as:
–	$0.07, or 14 percent growth, from strong growth in revenue and operating income in local currency;

–	$0.05 from a lower effective income tax rate;

–	$0.03 from a lower share count;

–	partially offset by ($0.02) primarily related to lower interest income.
•	In addition, the company realized a $0.04 EPS benefit from favorable foreign-exchange rates.
Operating income for the fourth quarter increased 22 percent, to $785 million, or 13.1 percent of net revenues, compared with $642 million, or 12.6 percent of net revenues, for the fourth quarter of fiscal 2007, an expansion of 50 basis points.
Gross margin (gross profit as a percentage of net revenues) was 31.7 percent, compared with 31.2 percent for the fourth quarter of fiscal 2007.
Selling, general and administrative (SG&A) expenses for the fourth quarter were $1.12 billion, or 18.6 percent of net revenues, compared with $945 million, or 18.5 percent of net revenues, for the fourth quarter of fiscal 2007.
The company’s effective tax rate for the fourth quarter was 31.8 percent, compared with 37.0 percent for the fourth quarter of fiscal 2007. The reduction in the effective tax rate compared with the fourth quarter of fiscal 2007 was due primarily to changes in the geographic distribution of income.
Income before minority interest for the fourth quarter was $550 million, compared with $431 million for the same period of fiscal 2007.
For the three months ended Aug. 31, 2008, operating cash flow was $1.03 billion and property and equipment additions were $87 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $944 million.

Days services outstanding, or DSOs, were 37 at Aug. 31, 2008, compared with 33 at Aug. 31, 2007.
Utilization for the fourth quarter of fiscal 2008 was 84 percent, consistent with the fourth quarter last year. Attrition was 15 percent, compared with 18 percent in the same period last year.
New Bookings
New bookings for the fourth quarter were a record $7.67 billion. This reflects an 8 percent foreign-currency lift from the new bookings reported in the fourth quarter last year.
▪	Consulting new bookings were $3.63 billion, or 47 percent of fourth-quarter bookings.

▪	Outsourcing new bookings were $4.04 billion, or 53 percent of fourth-quarter bookings.
Net Revenues by Operating Group
Net revenues by operating group for the fourth quarter were as follows:
▪	Communications & High Tech: $1,411 million, compared with $1,217 million for the fourth quarter of fiscal 2007, an increase of 16 percent in U.S. dollars and 7 percent in local currency.

▪	Financial Services: $1,249 million, compared with $1,132 million for the same period last year, an increase of 10 percent in U.S. dollars and 2 percent in local currency.

▪	Products: $1,546 million, compared with $1,274 million for the year-ago period, an increase of 21 percent in U.S. dollars and 15 percent in local currency.

▪	Public Service: $731 million, compared with $640 million for the year-ago period, an increase of 14 percent in U.S. dollars and 10 percent in local currency.

▪	Resources: $1,051 million, compared with $843 million for the same period of fiscal 2007, an increase of 25 percent in U.S. dollars and 17 percent in local currency.
Net Revenues by Geographic Region
Net revenues by geographic region in the fourth quarter of fiscal 2008 were as follows:
▪	Americas: $2,556 million, compared with $2,193 million for the fourth quarter of fiscal 2007, an increase of 17 percent in U.S. dollars and 14 percent in local currency.

▪	Europe, Middle East and Africa (EMEA): $2,840 million, compared with $2,430 million for the fourth quarter of fiscal 2007, an increase of 17 percent in U.S. dollars and 6 percent in local currency.

▪	Asia Pacific: $603 million, compared with $488 million for the year-ago period, an increase of 24 percent in U.S. dollars and 12 percent in local currency.

Financial Review — Full Year Fiscal 2008
Net revenues for fiscal 2008 were $23.39 billion, compared with $19.70 billion for fiscal 2007, an increase of 19 percent in U.S. dollars and 11 percent in local currency.
•	Consulting net revenues were $14.12 billion, an increase of 19 percent in U.S. dollars and 11 percent in local currency over fiscal 2007.

•	Outsourcing net revenues were $9.27 billion, an increase of 18 percent in U.S. dollars and 11 percent in local currency over fiscal 2007.
Diluted EPS for the full fiscal year were $2.65, compared with $1.97 for fiscal 2007, an increase of $0.68, or 35 percent, over fiscal 2007.
•	The EPS increase reflects $0.54 from the company’s strong performance, broken down as:
–	$0.25, or 13 percent growth, from strong growth in revenue and operating income in local currency;

–	$0.19 from a lower effective income tax rate;

–	$0.12 from a lower share count;

–	partially offset by ($0.02) from lower non-operating income.
•	In addition, the company realized a $0.14 EPS benefit from favorable foreign-exchange rates.
Operating income for the full fiscal year increased 21 percent, to $3.01 billion, or 12.9 percent of net revenues, compared with $2.49 billion, or 12.7 percent of net revenues, for fiscal 2007, an expansion of 20 basis points.
Gross margin (gross profit as a percentage of net revenues) for the full fiscal year was 30.7 percent, compared with 30.7 percent for fiscal 2007.
Selling, general and administrative (SG&A) expenses for the full fiscal year were $4.15 billion, or 17.7 percent of net revenues, compared with $3.52 billion, or 17.9 percent of net revenues, for fiscal 2007.
Accenture’s annual effective tax rate for the full fiscal year was 29.3 percent, in line with the company’s previously guided range of 28 percent to 30 percent.
Income before minority interest for the full fiscal year was $2.20 billion, compared with $1.72 billion for fiscal 2007.
For the year ended Aug. 31, 2008, operating cash flow was $2.80 billion and property and equipment additions were $320 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $2.48 billion, exceeding the company’s previously guided range of $2.2 billion to $2.4 billion. For the prior fiscal year, ended Aug. 31, 2007, operating cash flow was $2.63 billion, property and equipment additions were $364 million, and free cash flow was $2.27 billion.

Accenture’s total cash balance at Aug. 31, 2008 was $3.60 billion, compared with $3.31 billion at Aug. 31, 2007 and $3.33 billion at May 31, 2008.
Utilization for the full fiscal year 2008 was 84 percent, compared with 85 percent for fiscal 2007. Attrition for the full year was 16 percent, compared with 18 percent for fiscal 2007.
New Bookings
New bookings for the full fiscal year were a record $26.79 billion, representing an increase of 22 percent in U.S. dollars and 15 percent in local currency over fiscal 2007.
▪	Consulting new bookings were $14.77 billion, an increase of 17 percent in U.S. dollars and 9 percent in local currency over fiscal 2007. Consulting represented 55 percent of total new bookings in fiscal 2008.

▪	Outsourcing new bookings were $12.02 billion, an increase of 29 percent in U.S. dollars and 22 percent in local currency over fiscal 2007. Outsourcing represented 45 percent of total new bookings in fiscal 2008.
Net Revenues by Operating Group
Net revenues by operating group for the full fiscal year were as follows:
▪	Communications & High Tech: $5,450 million, compared with $4,600 million for fiscal 2007, an increase of 18 percent in U.S. dollars and 10 percent in local currency.

▪	Financial Services: $5,005 million, compared with $4,357 million for fiscal 2007, an increase of 15 percent in U.S. dollars and 6 percent in local currency.

▪	Products: $6,069 million, compared with $4,913 million for fiscal 2007, an increase of 24 percent in U.S. dollars and 17 percent in local currency.

▪	Public Service: $2,871 million, compared with $2,561 million for fiscal 2007, an increase of 12 percent in U.S. dollars and 7 percent in local currency.

▪	Resources: $3,963 million, compared with $3,243 million for fiscal 2007, an increase of 22 percent in U.S. dollars and 14 percent in local currency.
Net Revenues by Geographic Region
Net revenues by geographic region for the full fiscal year were as follows:
▪	Americas: $9,726 million, compared with $8,483 million for fiscal 2007, an increase of 15 percent in U.S. dollars and 12 percent in local currency.

▪	Europe, Middle East and Africa (EMEA): $11,546 million, compared with $9,534 million for fiscal 2007, an increase of 21 percent in U.S. dollars and 10 percent in local currency.

▪	Asia Pacific: $2,115 million, compared with $1,679 million for fiscal 2007, an increase of 26 percent in U.S. dollars and 15 percent in local currency.
Dividend
Accenture Ltd has declared a cash dividend of $0.50 per share on Accenture Ltd Class A common shares for shareholders of record at the close of business on Oct. 10, 2008, and Accenture SCA will declare a cash dividend of $0.50 per share on Accenture SCA Class I common shares for shareholders of record at the close of business on Oct. 7, 2008. These dividends, both payable on Nov. 17, 2008, represent an increase of $0.08, or 19 percent, over the $0.42 per share dividend the company paid on both classes of shares last year.
Share Repurchase Activity
During the fourth quarter of fiscal 2008, Accenture repurchased or redeemed 15.2 million shares for a total of $609 million. During the full fiscal year 2008, Accenture repurchased or redeemed 60.8 million shares for a total of $2.3 billion, including $358 million for 10.25 million shares repurchased in the open market and $196 million for 5.9 million shares repurchased or redeemed at a discount. Accenture’s total remaining share repurchase authority at Aug. 31, 2008, was approximately $2.5 billion. At Aug. 31, 2008, Accenture had approximately 756 million total shares outstanding, including 613 million Accenture Ltd Class A common shares and minority holdings of 143 million shares (Accenture SCA Class I common shares and Accenture Canada Holding, Inc. exchangeable shares).
Business Outlook
First Quarter Fiscal 2009
Accenture expects net revenues for the first quarter of fiscal 2009 to be in the range of $6.15 billion to $6.35 billion, which assumes a foreign-exchange impact of negative 1 percent to positive 1 percent compared with the first quarter of fiscal 2008.
Fiscal Year 2009
For the full fiscal year 2009, Accenture expects net revenue growth to be in the range of 9 percent to 12 percent in local currency. The company expects diluted EPS for the full fiscal year to be in the range of $2.85 to $2.93. Accenture expects operating margin for the full fiscal year to be in the range of 13.0 percent to 13.3 percent, representing a year-over-year expansion of 10-40 basis points.
The company expects operating cash flow to be $3.0 billion to $3.2 billion; property and equipment additions to be $415 million; and free cash flow to be in the range of $2.6 billion to $2.8 billion. The annual effective tax rate is expected to be in the range of 30 percent to 32 percent.
Accenture is targeting new bookings for fiscal 2009 in the range of $26 billion to $29 billion.

Conference Call and Webcast Details
Accenture will host a conference call at 4:30 p.m. EDT today to discuss its fourth-quarter and full-year 2008 financial results. To participate, please dial +1 (800) 288-8967 [+1 (612) 332-1025 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.
A replay and podcast of the conference call will be available online at www.accenture.com beginning at 7:00 p.m. EDT today, Thursday, Sept. 25, and continuing until Wednesday, Dec. 17. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 958273 from 7:00 p.m. EDT Thursday, Sept. 25 through 11:59 p.m. EDT Thursday, Oct. 9.
About Accenture
Accenture is a global management consulting, technology services and outsourcing company. Committed to delivering innovation, Accenture collaborates with its clients to help them become high-performance businesses and governments. With deep industry and business process expertise, broad global resources and a proven track record, Accenture can mobilize the right people, skills, and technologies to help clients improve their performance. With more than 186,000 people in 49 countries, the company generated net revenues of US$23.39 billion for the fiscal year ended Aug. 31, 2008. Its home page is www.accenture.com.
Accenture will host its annual Investor & Analyst Conference on Wednesday, Nov. 12 in New York. For more information, contact Accenture Investor Relations at +1 (678) 999-4566.
Non-GAAP Financial Information
This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that these non-GAAP financial measures are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
Forward-Looking Statements
Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: our results of operations could be negatively affected if we cannot expand and develop our services and solutions in response to changes in technology and client demand; the consulting, systems integration and technology and outsourcing markets are highly competitive and we might not be able to compete effectively; our results of operations could be affected by economic and political conditions and the effects of these conditions on our clients’ businesses and levels of business activity; our work with government clients exposes us to additional risks in the government contracting environment; clients may not be satisfied with our services; our business could be negatively affected by legal liability that results from our providing solutions or services; liabilities could arise if our subcontractors or other third parties cannot deliver their project contributions on time or at all; our results of operations could be adversely affected if our clients terminate their contracts with us on short notice; our outsourcing services subject us to operational and financial risk; our results of operations may be adversely affected by the type and level of technology spending by our clients; our profitability may suffer if we are not able to maintain favorable pricing rates and utilization rates, if we cannot control our costs, or if we cannot anticipate the cost and complexity of performing our work; our global operations are subject to complex risks, some of which might be beyond our control; our growth and our ability to compete may be adversely affected if we cannot attract, retain and motivate our employees or efficiently utilize their skills; our business may be adversely affected if we cannot manage the organizational challenges associated with the size and expansion of our company; tax legislation or negative publicity related to Bermuda companies could adversely affect us; consolidation in the industries that we serve could adversely affect our business; the share price of Accenture Ltd Class A common shares could be adversely affected by sales, or the anticipation of future sales, of Class A common shares held by our employees and former employees; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this press release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.
###
Contact:

Roxanne Taylor
Accenture
+1 (917) 452 5106
roxanne.taylor@accenture.com

ACCENTURE LTD
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	For the Three Months Ended August 31,				For the Year Ended August 31,
		% of Net		% of Net		% of Net		% of Net
	2008	Revenues	2007	Revenues	2008	Revenues	2007	Revenues
REVENUES:
Revenues before reimbursements (Net revenues)	$5,999,516	100%	$5,110,084	100%	$23,386,802	100%	$19,695,814	100%
Reimbursements	561,529		463,267		1,927,024		1,756,933

Revenues	6,561,045		5,573,351		25,313,826		21,452,747

OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	4,094,739	68.3%	3,515,763	68.8%	16,201,217	69.3%	13,654,341	69.3%
Reimbursable expenses	561,529		463,267		1,927,024		1,756,933

Cost of services	4,656,268		3,979,030		18,128,241		15,411,274
Sales and marketing	605,506	10.1%	533,238	10.4%	2,270,789	9.7%	1,903,990	9.7%
General and administrative costs	509,916	8.5%	411,844	8.1%	1,880,342	8.0%	1,618,498	8.2%
Reorganization costs, net	4,383		7,133		22,872		26,366

Total operating expenses	5,776,073		4,931,245		22,302,244		18,960,128

OPERATING INCOME	784,972	13.1%	642,106	12.6%	3,011,582	12.9%	2,492,619	12.7%

(Loss) gain on investments, net	(36)		5,499		6,476		18,532
Interest income	28,975		42,670		114,621		154,566
Interest expense	(5,172)		(6,211)		(22,704)		(25,036)
Other (expense) income, net	(1,865)		226		(2,213)		(21,763)

INCOME BEFORE INCOME TAXES	806,874	13.4%	684,290	13.4%	3,107,762	13.3%	2,618,918	13.3%

Provision for income taxes	256,611		253,043		910,574		895,861

INCOME BEFORE MINORITY INTEREST	550,263	9.2%	431,247	8.4%	2,197,188	9.4%	1,723,057	8.7%

Minority interest in Accenture SCA and Accenture Canada Holdings Inc.	(108,298)		(104,868)		(485,891)		(453,917)
Minority interest — other (1)	(7,145)		(9,585)		(19,546)		(25,992)

NET INCOME	$434,820	7.2%	$316,794	6.2%	$1,691,751	7.2%	$1,243,148	6.3%

CALCULATION OF EARNINGS PER SHARE:

Net income	$434,820		$316,794		$1,691,751		$1,243,148
Minority interest in Accenture SCA and Accenture Canada Holdings Inc. (2)	108,298		104,868		485,891		453,917

Net income for diluted earnings per share calculation	$543,118		$421,662		$2,177,642		$1,697,065

EARNINGS PER SHARE:
- Basic	$0.70		$0.52		$2.77		$2.06
- Diluted	$0.67		$0.50		$2.65		$1.97

WEIGHTED AVERAGE SHARES:
- Basic	617,165,786		606,280,399		610,949,205		604,128,805
- Diluted	809,944,127		847,442,949		822,371,710		862,431,623

Cash dividends per share	$—		$—		$0.42		$0.35

(1)	Minority interest — other is comprised primarily of minority interest attributable to the minority shareholders of Avanade, Inc.

(2)	Diluted earnings per share assumes the redemption and exchange of all Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares, respectively, for Accenture Ltd Class A common shares on a one-for-one basis.

ACCENTURE LTD
SUMMARY OF REVENUES
(In thousands of U.S. dollars)
(Unaudited)

				Percent
	For the Three Months Ended		Percent	Increase
	August 31,	August 31,	Increase	Local
	2008	2007	US$	Currency
OPERATING GROUPS
Communications & High Tech	$1,410,804	$1,217,145	16%	7%
Financial Services	1,248,904	1,131,907	10%	2%
Products	1,545,722	1,273,620	21%	15%
Public Service	730,935	639,580	14%	10%
Resources	1,051,135	842,513	25%	17%
Other	12,016	5,319	n/m	n/m

TOTAL Net Revenues	5,999,516	5,110,084	17%	10%
Reimbursements	561,529	463,267	21%

TOTAL REVENUES	$6,561,045	$5,573,351	18%

GEOGRAPHY
Americas	$2,556,153	$2,192,630	17%	14%
EMEA	2,840,194	2,429,630	17%	6%
Asia Pacific	603,169	487,824	24%	12%

TOTAL Net Revenues	$5,999,516	$5,110,084	17%	10%

TYPE OF WORK
Consulting	$3,605,998	$3,037,622	19%	11%
Outsourcing	2,393,518	2,072,462	15%	9%

TOTAL Net Revenues	$5,999,516	$5,110,084	17%	10%

				Percent
	For the Year Ended		Percent	Increase
	August 31,	August 31,	Increase	Local
	2008	2007	US$	Currency
OPERATING GROUPS
Communications & High Tech	$5,449,737	$4,600,460	18%	10%
Financial Services	5,005,039	4,357,327	15%	6%
Products	6,068,589	4,913,220	24%	17%
Public Service	2,870,765	2,560,530	12%	7%
Resources	3,963,477	3,242,596	22%	14%
Other	29,195	21,681	n/m	n/m

TOTAL Net Revenues	23,386,802	19,695,814	19%	11%
Reimbursements	1,927,024	1,756,933	10%

TOTAL REVENUES	$25,313,826	$21,452,747	18%

GEOGRAPHY
Americas	$9,725,808	$8,482,646	15%	12%
EMEA	11,545,904	9,533,746	21%	10%
Asia Pacific	2,115,090	1,679,422	26%	15%

TOTAL Net Revenues	$23,386,802	$19,695,814	19%	11%

TYPE OF WORK
Consulting	$14,117,186	$11,856,263	19%	11%
Outsourcing	9,269,616	7,839,551	18%	11%

TOTAL Net Revenues	$23,386,802	$19,695,814	19%	11%

n/m = not meaningful

ACCENTURE LTD
OPERATING INCOME BY OPERATING GROUP (OG)
(In thousands of U.S. dollars)
(Unaudited)

	For the Three Months Ended
	August 31, 2008		August 31, 2007
		Percent of		Percent of
	Operating	OG Net	Operating	OG Net	Increase
	Income	Revenues	Income	Revenues	(Decrease)
OPERATING GROUPS
Communications & High Tech	$182,495	13%	$165,758	14%	$16,737
Financial Services	148,554	12%	146,588	13%	1,966
Products	229,892	15%	128,978	10%	100,914
Public Service	70,888	10%	77,012	12%	(6,124)
Resources	153,143	15%	123,770	15%	29,373

Total	$784,972	13.1%	$642,106	12.6%	$142,866

	For the Year Ended
	August 31, 2008		August 31, 2007
		Percent of		Percent of
	Operating	OG Net	Operating	OG Net	Increase
	Income	Revenues	Income	Revenues	(Decrease)
OPERATING GROUPS
Communications & High Tech	$656,785	12%	$581,780	13%	$75,005
Financial Services	660,560	13%	490,433	11%	170,127
Products	863,893	14%	669,201	14%	194,692
Public Service	260,245	9%	272,411	11%	(12,166)
Resources	570,099	14%	478,794	15%	91,305

Total	$3,011,582	12.9%	$2,492,619	12.7%	$518,963

ACCENTURE LTD
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	August 31, 2008	August 31, 2007
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,602,760	$3,314,396
Short-term investments	20,282	231,278
Receivables from clients, net	2,996,815	2,409,299
Unbilled services, net	1,518,580	1,290,035
Other current assets	860,691	726,170

Total current assets	8,999,128	7,971,178

NON-CURRENT ASSETS:
Unbilled services, net	43,627	63,995
Investments	19,034	81,935
Property and equipment, net	800,164	808,069
Other non-current assets	2,376,572	1,821,985

Total non-current assets	3,239,397	2,775,984

TOTAL ASSETS	$12,238,525	$10,747,162

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$6,570	$23,795
Accounts payable	1,017,227	985,071
Deferred revenues (1)	1,810,661	1,701,990
Accrued payroll and related benefits	2,809,196	2,274,098
Other accrued liabilities	1,044,224	1,894,366

Total current liabilities	6,687,878	6,879,320

NON-CURRENT LIABILITIES:
Long-term debt	1,708	2,565
Other non-current liabilities (1)	2,356,264	1,061,759

Total non-current liabilities	2,357,972	1,064,324

MINORITY INTEREST	652,169	740,186

SHAREHOLDERS’ EQUITY	2,540,506	2,063,332

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,238,525	$10,747,162

(1)	Fiscal 2007 deferred revenues totaling $83,296 have been reclassified from Deferred revenues to Other non-current liabilities to conform to the fiscal 2008 presentation. This resulted in a 2 day increase to 33 days for calculated DSOs, or days services outstanding, as of August 31, 2007.

ACCENTURE LTD
CONSOLIDATED CASH FLOWS STATEMENTS
(In thousands of U.S. dollars)
(Unaudited)

	For the Three Months Ended		For the Year Ended
	August 31,	August 31,	August 31,	August 31,
	2008	2007	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$434,820	$316,794	$1,691,751	$1,243,148
Depreciation, amortization and asset impairments	136,957	115,571	491,421	444,499
Share-based compensation expense	95,254	77,937	377,365	306,795
Minority interest	115,443	114,453	505,437	479,909
Change in assets and liabilities/Other, net	248,206	152,286	(262,726)	156,214

Net cash provided by operating activities	1,030,680	777,041	2,803,248	2,630,565

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(86,734)	(139,320)	(320,368)	(364,371)
Purchases of businesses and investments, net of cash acquired	(53,642)	(158,740)	(298,110)	(192,356)
Other investing, net	14,532	63,581	294,484	206,279

Net cash used in operating activities	(125,844)	(234,479)	(323,994)	(350,448)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	77,981	58,500	440,967	488,250
Purchases of common shares	(608,844)	(401,018)	(2,261,234)	(2,307,947)
Cash dividends paid	—	—	(333,685)	(293,059)
Other financing, net	6,508	(5,931)	(7,565)	(14,950)

Net cash used in financing activities	(524,355)	(348,449)	(2,161,517)	(2,127,706)
Effect of exchange rate changes on cash and cash equivalents	(104,144)	26,649	(29,373)	94,997

NET INCREASE IN CASH AND CASH EQUIVALENTS	276,337	220,762	288,364	247,408

CASH AND CASH EQUIVALENTS, beginning of period	3,326,423	3,093,634	3,314,396	3,066,988

CASH AND CASH EQUIVALENTS, end of period	$3,602,760	$3,314,396	$3,602,760	$3,314,396